Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER REPORTS THIRD QUARTER 2018 U.S. GAAP NET EARNINGS OF $0.98 PER DILUTED SHARE, OR $1.00 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

MAINTAINS FULL YEAR ORGANIC GROWTH AND EPS GUIDANCE

Auburn Hills, Michigan, October 25, 2018 – BorgWarner Inc. (NYSE: BWA) today reported third quarter results.

Third Quarter Highlights:

•	U.S. GAAP net sales of $2,479 million, up 2.6% compared with third quarter 2017.

◦	On a comparable basis, excluding the impact of foreign currencies and the acquisition of Sevcon, net sales were up 3.6% compared with third quarter 2017.

•	U.S. GAAP net earnings of $0.98 per diluted share.

◦	Excluding non-comparable items (detailed in the table below), net earnings were $1.00 per diluted share.

•	U.S. GAAP operating income of $278.0 million.

◦	Adjusted operating income was 11.8% of net sales.

Full Year 2018 Guidance: The company has reaffirmed its 2018 full year organic growth guidance. Full year net sales are expected to be in the range of $10.49 billion to $10.58 billion. This implies organic sales growth of approximately 4.5% to 5.5% or 500 to 600 basis points over the company's light vehicle market exposure. Foreign currencies are expected to increase sales by $192 million, due to the appreciation of the Euro and Chinese Yuan.  The acquisition of Sevcon will increase sales by approximately $57 million. Excluding the impact of noncomparable items, operating margin is expected to be in the range of 12.3% to 12.4%. Net earnings are expected to be within a range of $4.35 to $4.40 per diluted share, which is unchanged from prior guidance.

Fourth Quarter 2018 Guidance: The company expects fourth quarter 2018 organic net sales growth of 1.0% to 4.5%, compared with fourth quarter 2017 net sales of $2,586 million. Foreign currencies are expected to decrease sales by approximately $75 million. Net earnings are expected to be within a range of $1.07 to $1.12 per diluted share

Financial Results: Net sales were $2,479 million in third quarter 2018, up 2.6% from $2,416 million in third quarter 2017. Excluding the impact of foreign currencies and the acquisition of Sevcon, net sales were up 3.6% compared with third quarter 2017. Net earnings in third quarter 2018 were $204 million, or $0.98 per diluted share, compared with $185 million, or $0.88 per diluted share in third quarter 2017. Net earnings in third quarter 2018 included non-comparable items of ($0.02) per diluted share. Net earnings in the third quarter 2017 included net non-comparable items of ($0.08) per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $44 million and decreased net earnings by approximately $0.02 per diluted share in third quarter 2018 compared with third quarter 2017. The impact of the acquisition of Sevcon increased net sales by $19 million in the third quarter 2018 compared with third quarter 2017.

For the first nine months of 2018, net sales were $7,957 million, up 10.3% from $7,213 million in the first nine months of 2017. Net earnings in the first nine months of 2018 were $701 million, or $3.34 per diluted share, compared with $586 million, or $2.77 per diluted share, in the first nine months of 2017. Net earnings in the first nine months of 2018 included net non-comparable items of $0.06 per diluted share. Net earnings in the first nine months of 2017 included net non-comparable items of ($0.04) per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies increased net sales by approximately $268 million and increased net earnings by approximately $0.11 per diluted share in the first nine months of 2018 compared with the first nine months of 2017. The impact of the acquisition of Sevcon increased net sales by $57 million in the first nine months of 2018 compared with the first nine months of 2017.

The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share:

Net earnings per diluted share	Third Quarter			First Nine Months
	2018	2017		2018	2017

U.S. GAAP	$0.98	$0.88		$3.34	$2.77

Non-comparable items:
Restructuring and other expense	0.03	0.07		0.17	0.07
CEO stock awards modification	0.03	—		0.01	—
Merger and acquisition expense	—	0.03		0.02	0.03
Gain on commercial settlement	—	—		(0.01)	—
Tax adjustments	(0.04)	(0.02)		(0.25)	(0.06)

Non – U.S. GAAP	$1.00	$0.95	*	$3.28	$2.81

*Column does not add due to rounding and/or use of basic vs. diluted shares

Net cash provided by operating activities was $556 million in the first nine months of 2018 compared with $624 million in the first nine months of 2017. Investments in capital expenditures, including tooling outlays, totaled $394 million in the first nine months of 2018, compared with $390 million in the first nine months of 2017. Balance sheet debt decreased $(52) million and cash decreased by $(184) million at the end of third quarter 2018 compared with the end of 2017. The company's net debt to net capital ratio was 29.9% at the end of third quarter 2018 compared with 30.0% at the end of 2017.

Engine Segment Results: Engine segment net sales were $1,516 million in third quarter 2018 compared with $1,506 million in third quarter 2017. Excluding the impact of foreign currencies and the acquisition of Sevcon, net sales were up 2.1% from the prior year's quarter. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $238 million in third quarter of 2018. Excluding the impact of foreign currencies and the acquisition of Sevcon, Adjusted EBIT was $243 million, up 2.3% from third quarter of 2017.

Drivetrain Segment Results: Drivetrain segment net sales were $977 million in third quarter 2018 compared with $922 million in third quarter 2017. Excluding the impact of foreign currencies and the acquisition of Sevcon, net sales were up 6.3% from the prior year’s quarter. Adjusted EBIT was $108 million in third quarter 2018. Excluding the impact of foreign currencies and the acquisition of Sevcon, Adjusted EBIT was $114 million, up 2.1% from third quarter 2017.

Recent Highlights:

•
BorgWarner announced the appointment of Thomas J. McGill to the role of interim Chief Financial Officer, effective January 1, 2019.  Mr. McGill will succeed Ron Hundzinski, 59, who will remain with the company through the end of 2018 to ensure a smooth transition of responsibilities before retiring from the company effective December 31, 2018.  Management has initiated a comprehensive search process, which includes hiring an external search firm, to consider internal and external candidates to permanently fill the Chief Financial Officer position.

•
BorgWarner entered into a three-year strategic cooperation agreement with Chinese auto manufacturer, WM Motor. The two parties will cooperate in the establishment of transportation models for tomorrow’s smart city. BorgWarner will provide a full range of advanced electric propulsion technologies and efficient electrical application systems, including its high-performance electric drive modules (eDM).

•
BorgWarner has entered into two high volume contracts to supply its advanced High-voltage Coolant Heater to one of the leading European automakers and to one of Asia’s major vehicle manufacturers, with start of production expected to be in 2020. These awards recognize BorgWarner’s vast experience in the field of thermal management solutions for electric vehicles and are another step forward on the journey to a cleaner and more energy efficient world.

•
BorgWarner has been selected to supply its state-of-the-art on-axis P2 drive module and electro-hydraulic control unit for hybrid-electric vehicles to two leading Chinese original equipment manufacturers (OEMs). BorgWarner was chosen as the supplier for these high-volume programs based on the technological advantages their P2 modules deliver including: the cost-effective power dense electric motor; state-of-the-art clutching and controls technology; and the efficiency, functional and packaging optimization of integrating the modules in the vehicle powertrains. This new business award is the result of close collaboration between the company’s global research and development centers and strong local Chinese engineering capability.  With these two recent awards, BorgWarner will now have content on 18 P2 hybrid transmissions by 2023 serving various global OEMs and spanning multiple vehicle platforms.

•
BorgWarner provides its high-performance electric drive module (eDM) for the 2018 C30 electric vehicle (EV) and the brand ORA from China’s leading automaker, Great Wall Motors (GWM). The 2018 C30 is the first EV model in China equipped with BorgWarner’s eDM technology. Unveiled at Auto China 2018 in Beijing, GWM’s new brand ORA is the automaker’s strategic EV brand for new energy vehicle market. With the integrated design of the electric motor and eGearDrive® transmission, BorgWarner’s eDM enables weight, cost and space savings in addition to easy installation, significantly improving efficiency to meet growing demand for power and comfort from electric vehicles.

•
BorgWarner is announcing its innovative High Voltage Coolant Heater as part of the company’s Battery and Cabin Heater families. The technology improves battery performance by keeping the battery’s operating temperature within an optimal operating range and providing a consistent temperature distribution inside the battery pack and its cells. With its high thermal power density and fast response times due to its low thermal mass, the efficient technology also extends pure electric driving range by using less power from the battery. In addition it allows comfortable cabin temperatures to be generated in a short time.

•
BorgWarner has developed a dual volute turbocharger specifically engineered for gasoline engines in light-duty vehicles with aggressive transient response targets. The company’s new turbocharger delivers a noticeably quicker engine response time when accelerating from low speeds. The dual volute geometry allows for the complete segregation of engine exhaust pulsations so more exhaust energy is available to the turbine wheel, compared with traditional twin-scroll turbochargers. Adding to BorgWarner’s extensive portfolio of engine boosting products, the dual volute turbocharger is a new performance solution for gasoline-powered light-duty vehicles to help Original Equipment Manufacturers (OEMs) accomplish their individual goals.

•
BorgWarner supplies its advanced high-voltage positive temperature coefficient (PTC) cabin heating technology for the latest pure-electric ES8 SUV from Chinese electric car maker NIO. The advanced heating solution quickly warms the cabin and defrosts windows for maximum comfort and driving visibility.

•
Developed for hybrid electric vehicles (HEVs) and plug-in hybrid electric vehicles (PHEVs), BorgWarner’s innovative Exhaust Heat Recovery System (EHRS) will enter production later this year for vehicles from a major North American automaker. By using the heat from exhaust gas which would normally be diverted through the exhaust pipes and wasted, the company’s technology reduces engine warm-up time, enhances efficiency and significantly improves fuel economy and reduces emissions. This cost-effective solution offers compact packaging, low weight and can easily be integrated into existing vehicles.

•
BorgWarner announced that Deborah McWhinney and Paul Mascarenas have been named to its board of directors. McWhinney is the former Division CEO, Global Enterprise Payments, Citigroup Inc., one of the largest financial services firms. In this role, McWhinney was responsible for developing and implementing new mobile and online services around the globe for some of the world’s largest corporations and governments. McWhinney is a board member of IHS Markit Ltd., Fresenius Medical Care AG & Co., KGaA, Lloyds Banking Group plc and Fluor Corporation. She is also on the Board of Trustees for the California Institute for Technology and the Institute for Defense Analyses. Paul Mascarenas is the former chief technical officer of Ford Motor Company. In that role, he led Ford’s worldwide research organization, overseeing the development and implementation of the company’s technology strategy and plans. He is currently a Venture Partner with Fontinalis Partners LLP and serves on the boards of the United States Steel Corporation, ON Semiconductor Corporation and Spartan Motors Inc.

At 9:30 a.m. ET today, a brief conference call concerning third quarter 2018 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 66 locations in 18 countries, the company employs approximately 29,000 worldwide. For more information, please visit borgwarner.com.

# # #

Statements in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “initiative,” “intends,” “outlook,” “plans,” “potential,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; and future changes in laws and regulations, including by way of example, tariffs, in the countries in which we operate, as well as other risks noted in reports that we file with the Securities and Exchange Commission, including the Risk Factors identified in our most recently filed Annual Report on Form 10-K/A. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$2,478.5	$2,416.2	$7,956.8	$7,212.9
Cost of sales	1,962.9	1,894.6	6,270.2	5,662.1
Gross profit	515.6	521.6	1,686.6	1,550.8

Selling, general and administrative expenses	230.5	225.0	719.9	659.1
Other expense, net	7.1	22.0	42.4	27.5
Operating income	278.0	274.6	924.3	864.2

Equity in affiliates’ earnings, net of tax	(15.2)	(14.4)	(38.4)	(38.5)
Interest income	(1.5)	(1.3)	(4.4)	(4.2)
Interest expense and finance charges	14.4	17.6	45.4	53.6
Other postretirement income	(2.4)	(1.3)	(7.4)	(3.9)
Earnings before income taxes and noncontrolling interest	282.7	274.0	929.1	857.2

Provision for income taxes	66.8	79.4	192.1	241.9
Net earnings	215.9	194.6	737.0	615.3

Net earnings attributable to the noncontrolling interest, net of tax	12.1	9.7	36.3	29.2
Net earnings attributable to BorgWarner Inc.	$203.8	$184.9	$700.7	$586.1

Earnings per share — diluted	$0.98	$0.88	$3.34	$2.77

Weighted average shares outstanding — diluted	208.738	211.013	209.787	211.575

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Capital expenditures, including tooling outlays	$125.6	$135.5	$394.3	$389.7

Depreciation and amortization	$107.5	$104.9	$325.8	$302.0

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Engine	$1,515.8	$1,506.4	$4,906.2	$4,483.6
Drivetrain	976.7	921.8	3,093.7	2,767.7
Inter-segment eliminations	(14.0)	(12.0)	(43.1)	(38.4)
Net sales	$2,478.5	$2,416.2	$7,956.8	$7,212.9

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Engine	$238.2	$237.6	$797.2	$727.1
Drivetrain	107.6	111.1	344.9	324.7
Adjusted EBIT	345.8	348.7	1,142.1	1,051.8
Restructuring expense	5.7	13.3	44.4	13.3
Merger, acquisition and divestiture expense	1.6	6.4	4.8	6.4
Lease termination settlement	—	—	—	5.3
Other expense (income), net	1.5	2.7	(3.3)	2.7
Other postretirement income	(2.4)	(1.3)	(7.4)	(3.9)
Corporate, including equity in affiliates' earnings and stock-based compensation	43.8	37.3	133.5	121.4
Interest income	(1.5)	(1.3)	(4.4)	(4.2)
Interest expense and finance charges	14.4	17.6	45.4	53.6
Earnings before income taxes and noncontrolling interest	282.7	274.0	929.1	857.2
Provision for income taxes	66.8	79.4	192.1	241.9
Net earnings	215.9	194.6	737.0	615.3
Net earnings attributable to the noncontrolling interest, net of tax	12.1	9.7	36.3	29.2
Net earnings attributable to BorgWarner Inc.	$203.8	$184.9	$700.7	$586.1

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30, 2018	December 31, 2017
Assets

Cash	$361.8	$545.3
Receivables, net	2,061.1	2,018.9
Inventories, net	810.3	766.3
Prepayments and other current assets	192.9	145.4
Assets held for sale	64.5	67.3
Total current assets	3,490.6	3,543.2

Property, plant and equipment, net	2,827.8	2,863.8
Other non-current assets	3,398.0	3,380.6
Total assets	$9,716.4	$9,787.6

Liabilities and Equity

Notes payable and other short-term debt	$50.7	$84.6
Accounts payable and accrued expenses	2,009.2	2,270.3
Income taxes payable	9.8	40.8
Liabilities held for sale	29.9	29.5
Total current liabilities	2,099.6	2,425.2

Long-term debt	2,085.6	2,103.7
Other non-current liabilities	1,361.0	1,432.8

Total BorgWarner Inc. stockholders’ equity	4,066.4	3,716.8
Noncontrolling interest	103.8	109.1
Total equity	4,170.2	3,825.9
Total liabilities and equity	$9,716.4	$9,787.6

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2018	2017
Operating
Net earnings	$737.0	$615.3
Depreciation and amortization	325.8	302.0
Stock-based compensation expense	37.6	35.5
Deferred income tax (benefit) provision	(36.6)	39.5
Restructuring expense, net of cash paid	34.7	3.5
Equity in affiliates’ earnings, net of dividends received, and other	(21.6)	(23.7)
Net earnings adjusted for non-cash charges to operations	1,076.9	972.1
Changes in assets and liabilities	(520.6)	(348.2)
Net cash provided by operating activities	556.3	623.9

Investing
Capital expenditures, including tooling outlays	(394.3)	(389.7)
Payments for business acquired, net of cash acquired	—	(180.6)
Payments for venture capital investment	(4.2)	(2.0)
Proceeds from asset disposals and other	5.5	1.6
Net cash used in investing activities	(393.0)	(570.7)

Financing
Net (decrease) increase in notes payable	(29.8)	124.9
Additions to long-term debt, net of debt issuance costs	20.3	—
Repayments of long-term debt, including current portion	(15.0)	(14.5)
Payments for debt issuance cost	—	(2.4)
Payments for purchase of treasury stock	(150.0)	(100.0)
Payments for stock-based compensation items	(15.1)	(2.1)
Dividends paid to BorgWarner stockholders	(106.3)	(88.5)
Dividends paid to noncontrolling stockholders	(27.5)	(23.6)
Net cash used in financing activities	(323.4)	(106.2)

Effect of exchange rate changes on cash	(23.4)	23.6

Net decrease in cash	(183.5)	(29.4)

Cash at beginning of year	545.3	443.7
Cash at end of period	$361.8	$414.3